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FOR IMMEDIATE RELEASE

            PARTY CITY RAISES $30 MILLION AND ANNOUNCES COMPREHENSIVE
                                 RESTRUCTURING

         ROCKAWAY, N.J. August 17, 1999 -- Party City Corporation today announced that it has received $30 million in financing from a group of new investors led by Tennenbaum & Co., LLC, a Los Angeles-based investment firm, and that it has reached agreements with its existing bank group and trade vendors.

         Party City received an infusion of $30 million from the proceeds from the sale of senior secured notes and warrants. The notes bear interest at various rates between 12.5% and 14.0% and mature at various times between 2001 and 2004. The notes are secured by a shared first lien and a second lien on all of the company's assets As part of the note transaction, Party City issued warrants to certain of the noteholders to acquire 6,880,000 shares of its Common Stock at an exercise price of $3.00 per share. These shares represent 35% of the shares outstanding after giving effect to the exercise of the warrants.

         Party City's existing banks have agreed not to exercise rights and remedies based upon any existing defaults until June 30, 2000 unless an event of default occurs. Party City has agreed to reduce its outstanding borrowings from $54 million currently outstanding to $15 million by October 30, 1999, and to increase the interest rate on its bank debt.

         Party City's trade vendors representing approximately $30 million of trade debt, as well as various seasonal trade creditors, have also entered into an agreement with Party City. As part of the agreement, the trade vendors agreed to forbear from taking any action against Party City until January 15, 2000, unless an event of default occurs. The trade vendors will receive promissory notes from Party City representing one-third of their claims. These notes will bear interest at a rate of 10% and mature on November 15, 1999. Interest on the notes is due on January 15, 2000, unless the bank debt is refinanced before then. Certain seasonal trade vendors have agreed to extend certain credit to Party City for the Halloween and year-end holiday season. Vendors that have agreed to extend credit will receive a shared lien on the Company's inventory for the amount of the credit.

         Party City also announced that John Oberdorf has resigned as a director and that two representatives of the noteholders, Howard Levkowitz and Matthew R. Kahn, have joined the Board of Directors. Mr. Levkowitz, a principal of Tennenbaum & Co., LLC, was previously a transactional attorney with Dewey Ballantine LLP. Mr. Kahn, President of GB Equity Partners, LLC, was previously a Managing Director of Gordon Brothers Group, Chief Financial Officer of Joseph A. Bank Clothiers, Inc. and Senior Financial Officer of Nature Food Centres, Inc.

         Jack Futterman, Chairman of the Board and Chief Executive Officer of Party City, stated: "We are very pleased with the terms of this comprehensive restructuring. The restructuring has



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the support of our banks and our vendors and will enable us to purchase our
Halloween and other seasonal inventory. We are also excited to have a significant new investment in Party City, and look forward to the contribution of Howard Levkowitz and Matthew Kahn as board members."

         Party City also indicated that its audit was expected to be completed by September 30, 1999. The audit will cover the 18-month period ended July 3, 1999.

         Party City is a specialty retailer of party supplies through its national network of discount super stores.

         This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Party City's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in Party City's specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in Party City's filings with the Securities and Exchange Commission.


Contact:
Gordon Keil
Chief Operating Officer
(973-983-0888, ext. 244)